PROSPECTUS SUPPLEMENT NO. 13	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 7, 2023)	Registration No. 333-271046

15,600,000 Shares of Common Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on February 28, 2024 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the offer and resale of up to 15,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Lincoln Park Capital Fund, LLC. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On February 29, 2024, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.145 per share.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 22, 2024, Nuburu, Inc. ("Nuburu" or the "Company") held a Special Meeting of Stockholders (the "Special Meeting") virtually via live webcast. Only stockholders of record at the close of business on January 22, 2024, the record date for the Special Meeting, were entitled to vote at the Special Meeting. As of the record date, 36,894,323 shares of the Company's common stock were outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 27,265,416 shares of the Company's common stock were voted in person or by proxy in connection with the two proposals set forth below, each of which is described in the Company's Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on January 26, 2024 (the "Proxy Statement") and the Proxy Statement supplement filed with the U.S. Securities and Exchange Commission on February 1, 2024.

Set forth below are the number of votes cast for or against, the number of abstention and the number of broker non-votes with respect to each proposal.

Proposal No. 1

The Company's stockholders approved an amendment to the Company's Certificate of Incorporation and authorized the Company's Board of Directors (the "Board") to effect a reverse stock split of the Company's issued and outstanding Common Stock, par value $0.0001 per share, within a range from 1-for 30 to 1-for-75, with the exact ratio of the reverse stock split to be determined by the Board.

For	Against	Abstain	Broker Non-Votes
20,859,604	1,218,267	5,187,545	N/A

Proposal No. 2

The Company's stockholders approved the issuance of up to $50.0 million of securities in one or more non-public offerings, where the maximum discount at which securities may be offered may be equivalent to a discount of up to 30% below the market price of the Company's common stock.

For	Against	Abstain	Broker Non-Votes
17,436,481	1,057,182	5,215,790	3,555,963

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	February 28, 2024	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer